WILLSCOT REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS AND PROVIDES 2026 OUTLOOK

Exceeded Q4 2025 Outlook for Revenue and Adjusted EBITDA, with Strong Adjusted Free Cash Flow

Modular Activations Increased Year-Over-Year in Q4 2025, with Total Pending Order Book Up
More than 10% Entering 2026 and Further Strength Since

Provides Conservative Outlook for 2026 Relative to Run Rate Entering the Year

SCOTTSDALE, February 19, 2026 - WillScot Holdings Corporation (“WillScot” or the “Company”) (Nasdaq: WSC), a leader in innovative temporary space solutions, today announced fourth quarter and full year 2025 results, including key performance highlights and market updates. The Company also announced its outlook for full year 2026.

Q4 20251, 2
•Generated revenue of $566 million, gross profit margin percentage of 50.4%, net loss of $187 million.
•Reported Adjusted Net Income of $55 million and Adjusted EBITDA of $250 million at a 44.2% margin.
•Reported diluted and Adjusted Diluted Earnings Per Share of $(1.03) and $0.29, respectively.
•Leasing revenues of $437 million declined 5.9% year-over-year and increased 0.8% sequentially. Excluding longer-dated receivables write-offs, leasing revenues were down 1.7% year-over-year and modular space product leasing revenues were essentially flat to prior year.
•Generated Net cash provided by operating activities of $159 million at a 28.1% margin and Adjusted Free Cash Flow of $91 million at a 16.2% margin.
•Paid down $41 million of outstanding debt and returned $30 million to shareholders through share repurchases and our quarterly cash dividend.
•Initiated a comprehensive network optimization initiative ("Network Optimization Plan"), which was approved by the Board of Directors on December 18, 2025, to reduce expected annual real estate cost increases over the next four years by approximately $25 million to $30 million through planned real estate exits. As a result of this plan, the Company recorded a $302 million non-cash restructuring charge due to accelerated depreciation on certain rental equipment identified for abandonment in the quarter.

Full Year 20251, 2, 4
•Generated revenue of $2.3 billion, gross profit margin percentage of 51.0%, and net loss of $53 million.
•Reported Adjusted Net Income of $219 million and Adjusted EBITDA of $971 million at a 42.6% margin.
•Reported diluted and Adjusted Diluted Earnings Per Share of $(0.29) and $1.20, respectively.
•Leasing revenues of $1.7 billion declined 4.9% year-over-year. Excluding longer-dated receivables write-offs, leasing revenues were down 2.3% year-over-year.
•Generated Net cash provided by operating activities of $762 million at a 33.4% margin and Adjusted Free Cash Flow of $489 million at a 21.4% margin.
•Paid down $146 million of outstanding debt and returned $151 million to shareholders through share repurchases and quarterly cash dividends.

2026 Outlook1, 2
•FY 2026 Revenue of approximately $2.175 billion and Adjusted EBITDA of approximately $900 million, reflecting a conservative view relative to revenue and Adjusted EBITDA run rates entering the year and the $50 million headwind in the traditional storage business discussed previously.
•FY 2026 Net CAPEX of approximately $275 million, reflecting continued investments in higher value product categories to support strong activity in large project demand and a potential inflection in organic revenue growth.

Tim Boswell, President and Chief Executive Officer of WillScot, commented, "We ended 2025 in a solid position to execute our strategic priorities entering 2026. Market activity remains heavily bifurcated with significant demand across mega projects in our industrial sectors compared to overall non-residential construction square footage starts down 12% year-over-year in the quarter and down 6% for the year. Our team is focused on executing the commercial and operational initiatives that are within our control and showing encouraging results entering 2026. Modular activations were up 3% year-over-year in the fourth quarter and pending orders across all products were up more than 10% year-over-year entering January with further strength since. This reflects growing demand for modular complexes and Flex for larger projects, as well as strong order growth for traditional and cold storage, particularly in our retail vertical. We continue to expect that our Enterprise Accounts portfolio will deliver high single digit revenue growth in 2026. And improved staffing and systems enabling our field sales organization are potential tailwinds entering 2026. Operationally, we are progressing initiatives across our field and shared services teams, which are driving an improved customer experience, resilient margins, and outstanding free cash flow generation."

Boswell continued, "We enter 2026 focused on delivering consistent results through disciplined execution against our operating strategies. Our internal plans and compensation targets comfortably exceed our outlook, although the market backdrop remains mixed, and we think the conservatism is prudent given our recent trends. Our top priority is to drive an inflection in organic revenue growth in 2026 and unlock the significant operating efficiencies embedded across our platform, which together provide a clear path to drive long-term shareholder value creation."

Matt Jacobsen, Chief Financial Officer of WillScot, commented, "Fourth quarter 2025 revenue of $566 million compared favorably to our outlook as we ended the year. Leasing revenue increased sequentially in the quarter despite our continued accounts receivable clean up initiatives and lower seasonal retail storage business. Our modular space leasing revenues in the quarter were essentially flat to prior year, which combined with the growing order book, indicates lease revenue stabilization in our largest product class. Unit sales and increased delivery and return activity drove a majority of the revenue outperformance to our outlook, although resulted in a lower margin revenue mix."

Jacobsen concluded, "Looking to 2026, our initial outlook of approximately $2.175 billion in revenue and $900 million in Adjusted EBITDA is conservative relative to our run rate entering the year and reflects the $50 million headwind in our traditional storage business we discussed previously. Through our ongoing internal initiatives, we anticipate leasing trends can improve with the potential to inflect quarterly leasing revenues year-over-year at some point in the second half 2026 and place us on a growth trajectory for 2027."

Fourth Quarter 2025 Results1

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share data)	2025	2024	2025	2024
Revenue	$565,971	$602,515	$2,281,446	$2,395,718
Net (loss) income	$(187,316)	$89,215	$(52,990)	$28,129
Adjusted Net Income[1]	$54,659	$90,469	$218,987	$309,512
Adjusted EBITDA[1]	$250,034	$284,712	$971,039	$1,063,160
Gross profit margin	50.4%	55.8%	51.0%	54.3%
Adjusted EBITDA Margin (%)[1]	44.2%	47.3%	42.6%	44.4%
Net cash provided by operating activities	$158,896	$178,919	$761,985	$561,644
Adjusted Free Cash Flow[1]	$91,447	$136,830	$488,781	$553,937
Diluted (loss) earnings per share	$(1.03)	$0.48	$(0.29)	$0.15
Adjusted Diluted Earnings Per Share[1]	$0.29	$0.49	$1.20	$1.63
Weighted average diluted shares outstanding	181,453,222	186,208,059	182,394,306	190,292,256
Adjusted weighted average diluted shares outstanding[1]	181,861,380	186,208,059	183,336,438	190,292,256
Net cash provided by operating activities margin	28.1%	29.7%	33.4%	23.4%
Adjusted Free Cash Flow Margin (%)[1]	16.2%	22.7%	21.4%	23.1%
Return on Invested Capital[1]	15.8%	18.3%	14.8%	16.7%

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2025	2024	2025	2024
Modular space leasing revenue(a)	$249,791	$250,683	$997,784	$1,011,086
Portable storage leasing revenue	82,951	93,245	319,305	356,873
VAPS and third-party leasing revenues(b)	100,960	101,038	397,547	397,640
Other leasing-related revenue(b)(c)	3,791	20,138	34,387	74,276
Leasing revenue	437,493	465,104	1,749,023	1,839,875
Delivery and installation revenue	93,257	95,607	388,887	418,881
Total leasing and services revenue	530,750	560,711	2,137,910	2,258,756
New unit sales revenue	15,514	21,772	77,941	74,499
Rental unit sales revenue	19,707	20,032	65,595	62,463
Total revenues	$565,971	$602,515	$2,281,446	$2,395,718

(a) Includes revenue from clearspan structures.
(b) Includes $10.3 million and $4.8 million of service revenue for the three months ended December 31, 2025 and 2024, respectively, and $38.6 million and $35.2 million of service revenue for the year ended December 31, 2025 and 2024, respectively.
(c) Includes primarily damage billings, delinquent payment charges, service revenue, and other processing fees associated with leasing arrangements, and is partially offset by write offs of specific uncollectible lease receivables recorded as a reduction to revenue of $25.3 million and $5.8 million, for the three months ended December 31, 2025 and 2024, respectively, and $75.5 million and $26.8 million for the year ended December 31, 2025 and 2024, respectively.

Capitalization and Liquidity Update1, 2, 3, 4
As of and for the three months ended December 31, 2025, except where noted:
•Net cash provided by operating activities was $159 million, resulting in $91 million of Adjusted Free Cash Flow after Net CAPEX investments.
•Invested $67 million of Net CAPEX, including $79 million of capital expenditures for rental equipment, supporting both maintenance capex needs and growth in higher value products to support strong large project demand.
•Total debt was $3,588 million and net debt, or total debt net of cash and cash equivalents, was $3,574 million, representing a $41 million reduction in our total debt balance in the quarter. Our next debt maturity is in 2028.
•Redeemed $50 million of our 7.375% senior secured notes due 2031 ("2031 notes") using availability under our asset-based revolving credit facility ("ABL Facility") to optimize interest costs.
•Availability under our ABL Facility was approximately $1.4 billion.
•Weighted average pre-tax interest rate, inclusive of $1.25 billion of fixed-to-floating swaps of 1 month SOFR at 3.55%, was approximately 5.7%. Estimated annual cash interest expense based on our current debt structure and benchmark rates is approximately $206 million, or approximately $215 million inclusive of non-cash amortization of deferred financing fees. Our debt structure is approximately 88% / 12% fixed-to-floating after giving effect to all interest rate swaps, the partial redemption of our 2031 notes, and the amendment of our ABL Facility completed in October.
•Net Debt to Adjusted EBITDA was at 3.7x based on our last 12 months Adjusted EBITDA of $971 million.
•For the three and twelve months ended December 31, 2025, repurchased 1,000,000 and 3,924,846 shares of Common Stock for $17 million and $100 million, respectively, contributing to a 1.3% reduction in our outstanding share count over the 12 months ended December 31, 2025.
•Paid quarterly cash dividend of $0.07 per share on December 17, 2025 to shareholders of record as of December 3, 2025.

2026 Full Year Outlook1, 2
The Company's outlook for Revenue and Adjusted EBITDA reflects a conservative view relative to the run rate entering the year and the headwinds discussed previously in the traditional storage business. The Net CAPEX outlook reflects continued investments in higher value product categories to support strong activity in large project demand and a potential inflection in organic revenue at some point in the second half of 2026. This outlook uses approximate figures and is subject to risks and uncertainties, including those described in "Forward-Looking Statements" below.

$M	2026 Outlook
Revenue	$2,175
Adjusted EBITDA[1,2]	$900
Net CAPEX[1,2]	$275

____________________
1 - Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Weighted Average Diluted Shares Outstanding, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Net Debt to Adjusted EBITDA, Net CAPEX and Return on Invested Capital are financial measures that are not required by, or calculated in accordance with, generally accepted accounting principles in the US ("GAAP"). Further information and reconciliations for these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP are included at the end of this press release.
2 - Information reconciling forward-looking Adjusted EBITDA and Net CAPEX to the most directly comparable GAAP financial measures is unavailable to the Company without unreasonable effort and, therefore, neither the most directly comparable GAAP financial measures nor reconciliations to the most directly comparable GAAP measures are provided.
3 - Net Debt to Adjusted EBITDA is defined as total debt, net of total cash and cash equivalents, divided by Adjusted EBITDA from the last twelve months.
4 - Share repurchase figure includes excise taxes paid of approximately $2 million in 2025.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Weighted Average Diluted Shares Outstanding, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Return on Invested Capital, Net CAPEX, and Net Debt to Adjusted EBITDA ratio. These non-GAAP financial measures should not be considered in isolation from, or as an alternative to, financial measures calculated in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently, and, therefore, the Company's non-GAAP financial measures may not be directly comparable to similarly-titled measures of other companies. For reconciliations of the non-GAAP financial measures used in this press release (except as explained below), see “Reconciliation of Non-GAAP Financial Measures" included in this press release.
Information regarding the most directly comparable GAAP financial measures and reconciling forward-looking Adjusted EBITDA and Net CAPEX to those GAAP financial measures is unavailable to the Company without unreasonable effort. We cannot provide the most comparable GAAP financial measures nor reconciliations of forward-looking Adjusted EBITDA and Net CAPEX to the most directly comparable GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income, and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the Company without unreasonable effort. Although we provide outlooks for Adjusted EBITDA and Net CAPEX that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA and Net CAPEX calculations. The Company provides Adjusted EBITDA and Net CAPEX guidance because we believe that Adjusted EBITDA and Net CAPEX, when viewed with our results under GAAP, provides useful information for the reasons noted below.

Conference Call Information
WillScot will host a conference call and webcast to discuss its fourth quarter and full year 2025 results and the 2026 outlook at 5:30 p.m. Eastern Time on Thursday, February 19, 2026. To access the live call by phone, use the following link:

https://register-conf.media-server.com/register/BIc99bd692023f46d5a4b2e4bc0ba96729

You will be provided with dial-in details after registering. To avoid delays, we recommend that participants dial into the conference call 15 minutes ahead of the scheduled start time. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website: www.investors.willscot.com. Choose "Events" and select the information pertaining to the WillScot Fourth Quarter 2025 Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 12 months on the Company’s investor relations website.

About WillScot
Listed on the Nasdaq stock exchange under the ticker symbol “WSC,” WillScot is the premier provider of highly innovative and turnkey space solutions in North America. The Company’s comprehensive range of products includes modular office complexes, mobile offices, classrooms, temporary restrooms, portable storage containers, protective buildings and climate-controlled units, and clearspan structures, as well as a curated selection of furnishings, appliances, and other supplementary services, ensuring turnkey solutions for its customers. Headquartered in Scottsdale, Arizona, and operating from a network of approximately 260 branch locations and additional drop lots across the United States, Canada, and Mexico, WillScot’s business services are essential for diverse customer segments spanning all sectors of the economy.

Forward-Looking Statements
This press release contains forward-looking statements (including the guidance/outlook contained herein) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimates," "expects," "anticipates," "believes," "forecasts," "plans," "intends," "may," "will," "should," "shall," "outlook," "guidance," "see," "have confidence" and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Certain of these forward-looking statements include statements relating to: our network optimization initiative, mergers and acquisitions pipeline, acceleration of our run rate, acceleration toward and the timing of our achievement of our three to five year milestones, growth and acceleration of cash flow, driving higher returns on invested capital, and Adjusted EBITDA Margin expansion. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in or implied by the forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, they are predictions and we can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, economic conditions and changes therein, including financial market conditions and levels of end market demand; our ability to effectively compete in the modular space and portable storage industries; our ability to effectively manage our credit risk, collect on our accounts receivable, or recover our rental equipment from customers; our ability to implement our Network Optimization Plan (hereinafter defined); laws and regulations governing antitrust, climate related disclosures, cybersecurity and information technology, privacy, government contracts, anti-corruption, and the environment; the actions of activist shareholders; our ability to successfully acquire and integrate new operations; risks associated with cybersecurity threats and failure of our management information systems; trade policies and changes in trade policies, including the imposition of or increases in tariffs, their enforcement, trade restrictions, and broader economic measures and their consequences; fluctuations in interest rates and commodity prices; risks associated with labor relations, labor costs and labor disruptions; changes in the competitive environment of our customers as a result of the economic climate in which they operate and/or economic or financial disruptions to their industry; our ability to adequately protect our intellectual property and other proprietary rights that are material to our business; natural disasters and other business disruptions such as pandemics; our ability to establish and maintain the appropriate physical presence in our markets; property, casualty or other losses not covered by our insurance; our ability to close our unit sales transactions; our ability to achieve our sustainability goals; operational, economic, political, and regulatory risks; effective management of our rental equipment; the effect of changes in state building codes on our ability to remarket our buildings; significant increases in the costs and restrictions on the availability of raw materials and labor; fluctuations in fuel costs or a reduction in fuel supplies; our reliance on third-party manufacturers and suppliers; impairment of our goodwill, intangible assets and indefinite-life intangible assets; our ability to use our net operating loss carryforwards and other tax attributes; our ability to recognize deferred tax assets, such as those related to tax loss carryforwards, and utilize future tax savings; unanticipated changes in tax obligations, adoption of new tax legislation, or exposure to additional income tax liabilities; our ability to access the capital and credit markets or the ability of key counterparties to perform their obligations to us; our ability to service our debt and operate our business; our ability to incur significant additional amounts of debt and avoid risks associated with substantial indebtedness; covenants that limit our operating and financial flexibility; and such other risks and uncertainties described in the periodic reports we file with the US Securities and Exchange Commission ("SEC") from time to time (including our Annual Report on Form 10-K for the year ended December 31, 2025), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date on which it is made, and the Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It
Additional information can be found on the Company's website at www.willscot.com.

Contact Information

Investor Inquiries:	Media Inquiries:
Charlie Wohlhuter	Juliana Welling
investors@willscot.com	juliana.welling@willscot.com

WillScot Holdings Corporation
Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per share data)	2025	2024	2025	2024
Revenues:
Leasing and services revenue:
Leasing	$437,493	$465,104	$1,749,023	$1,839,875
Delivery and installation	93,257	95,607	388,887	418,881
Sales revenue:
New units	15,514	21,772	77,941	74,499
Rental units	19,707	20,032	65,595	62,463
Total revenues	565,971	602,515	2,281,446	2,395,718
Costs:
Costs of leasing and services:
Leasing	90,644	88,386	371,603	385,078
Delivery and installation	79,395	78,093	323,403	328,880
Costs of sales:
New units	10,608	14,258	53,164	45,554
Rental units	11,852	10,017	35,720	32,224
Depreciation of rental equipment	87,940	75,412	333,970	302,143
Gross profit	285,532	336,349	1,163,586	1,301,839
Other operating expenses:
Selling, general and administrative	142,211	136,795	581,762	630,705
Other depreciation and amortization	24,299	23,666	96,051	82,829
Restructuring costs	301,863	19	302,180	8,559
Termination fee	—	—	—	180,000
Impairment loss on intangible asset	—	—	—	132,540
Currency (gains) losses, net	(34)	687	210	593
Other expense, net	879	763	1,929	2,698
Operating income	(183,686)	174,419	181,454	263,915
Interest expense, net	55,599	59,352	231,511	227,311
Loss on extinguishment of debt	5,364	—	5,364	—
(Loss) income before income tax	(244,649)	115,067	(55,421)	36,604
Income tax (benefit) expense	(57,333)	25,852	(2,431)	8,475
Net (loss) income	$(187,316)	$89,215	$(52,990)	$28,129

(Loss) earnings per share:
Basic	$(1.03)	$0.48	$(0.29)	$0.15
Diluted	$(1.03)	$0.48	$(0.29)	$0.15
Weighted average shares outstanding:
Basic	181,453,222	184,347,088	182,394,306	188,101,693
Diluted	181,453,222	186,208,059	182,394,306	190,292,256

WillScot Holdings Corporation
Consolidated Balance Sheets

	December 31,
(in thousands, except share amounts)	2025	2024
Assets
Cash and cash equivalents	$14,587	$9,001
Trade receivables, net of allowances for credit losses at December 31, 2025 and December 31, 2024 of $61,755 and $101,693, respectively	394,708	430,381
Inventories	45,560	47,473
Prepaid expenses	27,709	47,410
Other current assets	41,328	20,341
Assets held for sale	1,159	2,904
Total current assets	525,051	557,510
Rental equipment, net	3,093,321	3,377,939
Property, plant and equipment, net	390,220	363,073
Operating lease assets	310,662	266,761
Goodwill	1,257,612	1,201,353
Intangible assets, net	224,088	251,164
Other non-current assets	15,213	17,111
Total long-term assets	5,291,116	5,477,401
Total assets	$5,816,167	$6,034,911
Liabilities and equity
Accounts payable	$109,864	$96,597
Accrued expenses	125,896	121,583
Accrued employee benefits	36,176	25,062
Deferred revenue and customer deposits	237,322	250,790
Operating lease liabilities – current	70,752	66,378
Current portion of long-term debt	31,094	24,598
Total current liabilities	611,104	585,008
Long-term debt	3,557,074	3,683,502
Deferred tax liabilities	492,332	505,913
Operating lease liabilities – non-current	241,933	200,875
Other non-current liabilities	57,470	41,020
Long-term liabilities	4,348,809	4,431,310
Total liabilities	4,959,913	5,016,318
Preferred Stock: $0.0001 par, 1,000,000 shares authorized and zero shares issued and outstanding at December 31, 2025 and December 31, 2024	—	—
Common Stock: $0.0001 par, 500,000,000 shares authorized and 181,184,438 and 183,564,899 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	19	19
Additional paid-in-capital	1,725,642	1,836,165
Accumulated other comprehensive loss	(69,453)	(70,627)
Accumulated deficit	(799,954)	(746,964)
Total shareholders' equity	856,254	1,018,593
Total liabilities and shareholders' equity	$5,816,167	$6,034,911

Reconciliation of Non-GAAP Financial Measures
In addition to using GAAP financial measures, we use certain non-GAAP financial measures that we believe are important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends. Each of these non-GAAP financial measures has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for analysis of, results reported under GAAP. Our measurements of these metrics may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA
We define EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), depreciation and amortization. Our adjusted EBITDA ("Adjusted EBITDA") reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations:
•Currency (gains) losses, net on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency.
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet, and property, plant and equipment.
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee relocation and training costs, and other costs required to realize cost or revenue synergies.
•Non-cash charges for stock compensation plans.
•Other expense, including consulting expenses related to certain one-time projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, unrealized gains and losses on investments, costs to implement the Company's real estate exits prior to approval of the Network Optimization Plan, and non-equity executive transition costs.
We evaluate business performance utilizing Adjusted EBITDA as shown in the reconciliation of the Company's consolidated net (loss) income to Adjusted EBITDA below. The Company believes that Adjusted EBITDA and Adjusted EBITDA Margin are useful to investors because they (i) allow investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) are used by our board of directors and management to assess our performance; (iii) may, subject to the limitations described below, enable investors to compare the performance of the Company to its competitors; (iv) provide additional tools for investors to use in evaluating ongoing operating results and trends; and (v) align with definitions in our ABL Facility.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing the Company’s results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as a measure of cash that will be available to meet our obligations. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income (loss) or cash flow from operating activities as an indicator of operating performance or liquidity.

The following table provides reconciliations of net (loss) income to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2025	2024	2025	2024
Net (loss) income	$(187,316)	$89,215	$(52,990)	$28,129
Income tax (benefit) expense	(57,333)	25,852	(2,431)	8,475
Depreciation and amortization	112,239	99,078	430,021	384,972
Restructuring costs, lease impairment expense and other related charges	301,918	28	302,804	9,435
Interest expense, net	55,599	59,352	231,511	227,311
Loss on extinguishment of debt	5,364	—	5,364	—
Stock compensation expense	11,748	7,719	38,426	35,966
Integration and transaction costs	182	497	3,103	8,172
Currency (gains) losses, net	(34)	687	210	593
Termination fee	—	—	—	180,000
Impairment loss on intangible asset	—	—	—	132,540
Impairment loss on long-lived asset	—	374	—	374
Other(a)	7,667	1,910	15,021	47,193
Adjusted EBITDA	$250,034	$284,712	$971,039	$1,063,160

(a) For the three and twelve months ended December 31, 2025, Other included $2.3 million and $3.8 million in costs to implement the Company's real estate exit initiatives prior to approval of the Network Optimization Plan and $3.8 million and $5.1 million in non-equity executive transition costs, respectively. For the three and twelve months ended December 31, 2024,Other included $1.1 million and $42.4 million in legal and professional fees related to the terminated merger with McGrath RentCorp ("McGrath"), respectively.

Adjusted EBITDA Margin
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. Management believes that the presentation of Adjusted EBITDA Margin provides useful information to investors regarding the performance of our business. The following table provides comparisons of Adjusted EBITDA Margin to Gross Profit Margin:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2025	2024	2025	2024
Adjusted EBITDA (A)	$250,034	$284,712	$971,039	$1,063,160
Revenue (B)	$565,971	$602,515	$2,281,446	$2,395,718
Adjusted EBITDA Margin (A/B)	44.2%	47.3%	42.6%	44.4%
Gross profit (C)	$285,532	$336,349	$1,163,586	$1,301,839
Gross Profit Margin (C/B)	50.4%	55.8%	51.0%	54.3%

Net Debt to Adjusted EBITDA Ratio
Net Debt to Adjusted EBITDA ratio is defined as Net Debt divided by Adjusted EBITDA from the last twelve months. We define Net Debt as total debt net of total cash and cash equivalents. Management believes that the presentation of Net Debt to Adjusted EBITDA ratio provides useful information to investors regarding the performance of our business. The following table provides a reconciliation of Net Debt to Adjusted EBITDA ratio:

(in thousands)	December 31, 2025
Long-term debt	$3,557,074
Current portion of long-term debt	31,094
Total debt	3,588,168
Cash and cash equivalents	14,587
Net debt (A)	$3,573,581

Adjusted EBITDA from the three months ended March 31, 2025	$228,785
Adjusted EBITDA from the three months ended June 30, 2025	248,913
Adjusted EBITDA from the three months ended September 30, 2025	243,307
Adjusted EBITDA from the three months ended December 31, 2025	250,034
Adjusted EBITDA from the last twelve months (B)	$971,039
Net Debt to Adjusted EBITDA ratio (A/B)	3.7

Adjusted Net Income and Adjusted Diluted Earnings Per Share
We define Adjusted Net Income as net income (loss), plus certain non-cash items and the effect of what we consider transactions not related to our core business operations including:
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee relocation and training costs, and other costs required to realize cost or revenue synergies.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Depreciation expense related to the implementation of a network optimization initiative.
•Equity-based executive transition costs.
•Other expense, including consulting expenses related to certain one-time projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, unrealized gains and losses on investments, costs to implement the Company's real estate exits prior to approval of the Network Optimization Plan, and non-equity executive transition costs.
We define Adjusted Diluted Earnings Per Share as Adjusted Net Income divided by Adjusted Diluted Weighted Average Common Shares Outstanding. Management believes that the presentation of Adjusted Net Income and Adjusted Diluted Earnings Per Share provide useful information to investors regarding the performance of our business.

The following table provides reconciliations of Net income (loss) to Adjusted Net Income, Diluted earnings (loss) per share to Adjusted Diluted Earnings Per Share and weighted average diluted shares outstanding to Adjusted Weighted Average Diluted Shares Outstanding:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per share amounts)	2025	2024	2025	2024
Net (loss) income	$(187,316)	$89,215	$(52,990)	$28,129
Restructuring costs, lease impairment expense and other related charges, net	301,918	28	302,804	9,435
Depreciation expense related to real estate exits	14,037	—	40,666	—
Equity-based executive transition costs	3,189	—	4,705	—
Integration and transaction costs	182	497	3,103	8,172
Termination fee	—	—	—	180,000
Impairment loss on intangible asset	—	—	—	132,540
Other[1]	7,667	1,147	15,021	45,031
Estimated tax impact[2]	(85,018)	(418)	(94,322)	(93,795)
Adjusted Net Income	$54,659	$90,469	$218,987	$309,512

Diluted earnings (loss) per share	$(1.03)	$0.48	$(0.29)	$0.15
Restructuring costs, lease impairment expense and other related charges, net	1.66	—	1.65	0.05
Depreciation expense related to real estate exits	0.08	—	0.22	—
Equity-based executive transition costs	0.02	—	0.03	—
Integration and transaction costs	—	—	0.02	0.04
Termination fee	—	—	—	0.95
Impairment loss on intangible asset	—	—	—	0.70
Other[1]	0.04	0.01	0.08	0.24
Estimated tax impact[2]	(0.48)	—	(0.51)	(0.50)
Adjusted Diluted Earnings Per Share	$0.29	$0.49	$1.20	$1.63

Weighted average diluted shares outstanding	181,453,222	186,208,059	182,394,306	190,292,256
Adjusted dilutive effect of outstanding securities
RSAs	18,728	—	17,860	—
Time-based RSUs	39,893	—	47,329	—
Performance-based RSUs	169,574	—	431,194	—
Stock options	179,963	—	445,749	—
Adjusted Weighted Average Diluted Shares Outstanding[3]	181,861,380	186,208,059	183,336,438	190,292,256

(1) For the three and twelve months ended December 31, 2025, Other included $2.3 million and $3.8 million in costs to implement the Company's real estate exit initiatives prior to approval of the Network Optimization Plan and $3.8 million and $5.1 million in non-equity executive transition costs, respectively.
For the three and twelve months ended December 31, 2024, Other included $1.1 million and $42.4 million in legal and professional fees related to the terminated merger with McGrath, respectively.
(2) We include estimated taxes at our current statutory tax rate of approximately 26% for the three and twelve months ended December 31, 2025, and 25% for the three and twelve months ended December 31, 2024.
(3) For the three and twelve months ended December 31, 2025, diluted loss per share was based on weighted average diluted shares outstanding of 181,453 and 182,394 respectively, which excluded shares related to stock awards, as the effect would be anti-dilutive. The calculation of Adjusted Diluted Earnings Per Share for the three and twelve months ended December 31, 2025, was based on Adjusted Weighted Average Diluted Shares Outstanding of 181,861 and 183,336, respectively, as shares related to stock awards are dilutive for Adjusted Diluted Earnings Per Share.

Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin
We define Adjusted Free Cash Flow as net cash provided by operating activities; less purchases of rental equipment and property, plant and equipment and plus proceeds from sale of rental equipment and property, plant and equipment, which are all included in cash flows from investing activities; excluding one-time, nonrecurring payments for the transaction costs from terminated acquisitions. Adjusted Free Cash Flow Margin is defined as Adjusted Free Cash Flow divided by Revenue. The Company believes that Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin are useful to investors because they provide additional information concerning cash flow available to fund our capital allocation alternatives and allow investors to compare cash generation performance over various reporting periods and against peers. The following table provides reconciliations of Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2025	2024	2025	2024
Net cash provided by operating activities	$158,896	$178,919	$761,985	$561,644
Purchase of rental equipment and refurbishments	(78,846)	(73,868)	(317,685)	(280,857)
Proceeds from sale of rental equipment	19,823	20,091	65,868	63,997
Purchase of property, plant and equipment	(9,167)	(2,316)	(24,331)	(18,435)
Proceeds from the sale of property, plant and equipment	741	734	2,944	1,867
Cash paid for termination fee	—	—	—	180,000
Cash paid for transaction costs from terminated acquisitions	—	13,270	—	45,721
Adjusted Free Cash Flow (A)	$91,447	$136,830	$488,781	$553,937

Revenue (B)	$565,971	$602,515	$2,281,446	$2,395,718
Adjusted Free Cash Flow Margin (A/B)	16.2%	22.7%	21.4%	23.1%

Net cash provided by operating activities (C)	$158,896	$178,919	$761,985	$561,644
Net cash provided by operating activities margin (C/B)	28.1%	29.7%	33.4%	23.4%

Net CAPEX
We define Net CAPEX as purchases of rental equipment and refurbishments and purchases of property, plant and equipment, less proceeds from the sale of rental equipment and proceeds from the sale of property, plant and equipment, which are all included in cash flows from investing activities. Management believes that the presentation of Net CAPEX provides useful information regarding the net capital invested in our rental fleet and property, plant and equipment each year to assist in analyzing the performance of our business.
The following table provides reconciliations of Net CAPEX:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2025	2024	2025	2024
Purchases of rental equipment and refurbishments	$(78,846)	$(73,868)	$(317,685)	$(280,857)
Proceeds from sale of rental equipment	19,823	20,091	65,868	63,997
Net CAPEX for Rental Equipment	(59,023)	(53,777)	(251,817)	(216,860)
Purchases of property, plant and equipment	(9,167)	(2,316)	(24,331)	(18,435)
Proceeds from sale of property, plant and equipment	741	734	2,944	1,867
Net CAPEX	$(67,449)	$(55,359)	$(273,204)	$(233,428)

Return on Invested Capital
Return on Invested Capital is defined as Adjusted earnings before interest and amortization divided by Average Invested Capital. Management believes that the presentation of Return on Invested Capital provides useful information regarding the long-term health and profitability of the business relative to the Company's cost of capital. We define Adjusted earnings before interest and amortization as Adjusted EBITDA (see reconciliation above) reduced by depreciation and estimated taxes. We include estimated taxes at our current statutory tax rate of approximately 26%.
The Average Invested Capital is calculated as an average of Net Assets, a four quarter average for annual metrics and two quarter average for quarterly metrics. Net assets is defined for purposes of the calculation below as total assets less goodwill, intangible assets, net, and all non-interest bearing liabilities.
The following table provides reconciliations of Return on Invested Capital, which has been adjusted to reflect depreciation in 2025 related to real estate exits prior to initiating our Network Optimization Plan.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2025	2024	2025	2024
Total Assets	$5,816,167	$6,034,911	$5,816,167	$6,034,911
Goodwill	(1,257,612)	(1,201,353)	(1,257,612)	(1,201,353)
Intangible Assets, net	(224,088)	(251,164)	(224,088)	(251,164)
Total Liabilities	(4,959,913)	(5,016,318)	(4,959,913)	(5,016,318)
Long Term Debt	3,557,074	3,683,502	3,557,074	3,683,502
Net Assets, as defined above	$2,931,628	$3,249,578	$2,931,628	$3,249,578
Average Invested Capital (A)	$3,044,723	$3,237,093	$3,141,814	$3,217,513

Adjusted EBITDA	$250,034	$284,712	$971,039	$1,063,160
Depreciation	(101,066)	(87,203)	(384,247)	(346,467)
Depreciation expense related to real estate exits	14,037	—	40,666	—
Adjusted EBITA (B)	$163,005	$197,509	$627,458	$716,693

Statutory Tax Rate (C)	26%	25%	26%	25%
Estimated Tax (B*C)	$42,381	$49,377	$163,139	$179,173
Adjusted earnings before interest and amortization (D)	$120,624	$148,132	$464,319	$537,520
ROIC (D/A), annualized	15.8%	18.3%	14.8%	16.7%